Exhibit 99.4
NOTICE OF RESTRICTED STOCK AWARD
PROTERRA INC
2021 EQUITY INCENTIVE PLAN
Unless otherwise defined herein, the terms defined in the Proterra Inc (the “Company”) 2021 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Award (the “Notice”) and the attached Restricted Stock Agreement (the “Restricted Stock Agreement”).
You have been granted the opportunity to purchase Shares that are subject to restrictions (the “Restricted Shares”) and the terms and conditions of the Plan, this Notice and the attached Restricted Stock Agreement.

Name of Purchaser:

Total Number of Restricted Shares Awarded:

Fair Market Value per Restricted Share:	$

Total Fair Market Value of Award:	$

Purchase Price per Restricted Share:	$

Total Purchase Price for all Restricted Shares:	$

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:
[Sample vesting language:] [Subject to the limitations set forth in this Notice, the Plan and the Restricted Stock Agreement, 25% of the total number of Restricted Shares will vest when you complete 12 months of continuous Service from the Vesting Commencement Date. Thereafter, an additional 1/16th of the total number of Restricted Shares will vest when you complete each quarter of Service.] [Note: actual vesting language to match vesting schedule approved by the Board or Committee]

This Notice may be executed and delivered electronically, whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. By purchasing the Restricted Shares, you consent to the electronic delivery and acceptance as further set forth in the Restricted Stock Agreement. You acknowledge that the vesting of the Restricted

Shares pursuant to this Notice is earned only by continuing Service, but you understand that your employment or consulting relationship with the Company or a Parent or Subsidiary is for an unspecified duration and can be terminated at any time, and that nothing in this Notice, the Restricted Stock Agreement or the Plan changes the nature of that relationship. By accepting the Restricted Shares, you and the Company agree that the Restricted Shares are granted under and governed by the terms and conditions of the Plan, this Notice and the Restricted Stock Agreement. If the Restricted Stock Agreement is not executed by you within thirty (30) days of the Company’s delivery of this Agreement to you, then this award shall be void.

PARTICIPANT:	PROTERRA INC
Signature	By:

Date:	Its:

RESTRICTED STOCK AGREEMENT
PROTERRA INC
2021 EQUITY INCENTIVE PLAN
THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made by and between Proterra Inc, a Delaware corporation (the “Company”), and the purchaser (“you”) named on the Notice of Restricted Stock Award (the “Notice”) pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”) as of the date you have executed the Notice. Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Agreement.
1.Sale of Stock. Subject to the terms and conditions of this Agreement, on the Purchase Date (as defined below) the Company will issue and sell to you, and you agree to purchase from the Company, the number of Restricted Shares shown on the Notice at the Purchase Price per Restricted Share set forth on the Notice. The term “Restricted Shares” refers to the purchased Restricted Shares and all securities received in replacement of or in connection with the Restricted Shares pursuant to stock dividends or splits, all securities received in replacement of the Restricted Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which you are entitled by reason of your ownership of the Restricted Shares.
2.Time and Place of Purchase. The purchase and sale of the Restricted Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution of this Agreement by the parties, or on such other date as the Company and you shall agree (the “Purchase Date”). On the Purchase Date, the Company will issue a stock certificate registered in your name, or uncertificated shares designated for you in book entry form on the records of the Company’s transfer agent, representing the Restricted Shares to be purchased by you against payment of the purchase price therefor by you by (a) check or wire transfer made payable to the Company, (b) cancellation of indebtedness of the Company to you, (c) your personal Services that the Committee has determined have already been or will be rendered to the Company, or (d) a combination of the foregoing.
3.Restrictions on Resale. By signing this Agreement, you agree not to sell any Restricted Shares acquired pursuant to the Plan and this Agreement at a time when applicable laws, regulations or Company or underwriter trading policies prohibit exercise or sale. This restriction will apply as long as you are providing Service to the Company or a Subsidiary of the Company.
4.Company’s Repurchase Right for Unvested Shares. The Company, or (subject to Section 4.4) its assignee, shall have the right (but not the obligation) to repurchase a portion of the Restricted Shares that are Unvested Shares (as defined below) at the times and on the terms and conditions set forth in this Section (the “Repurchase Right”) if your Service terminates for any reason, or no reason, including without limitation, death, Disability (as defined in the Plan), voluntary resignation or termination by the Company with or without Cause.
4.1Termination of Service. In case of any dispute as to whether your Service has terminated, the Committee shall have discretion to determine in good faith whether your Service has been terminated and the effective date of your termination of Service.
4.2Vested and Unvested Shares. Restricted Shares that are vested pursuant to the Vesting Schedule set forth in the Notice are “Vested Shares.” Restricted Shares that are not vested pursuant to the Vesting Schedule set forth in the Notice are “Unvested Shares.” On the Date of Grant, all of the Restricted Shares will be Unvested Shares. No fractional Restricted Shares shall be issued. No

Restricted Shares will become Vested Shares after your termination of Service unless as set forth in the Vesting Schedule in the Notice of Grant. The number of the Restricted Shares that are Vested Shares or Unvested Shares will be proportionally adjusted to reflect any stock split, reverse stock split or similar change in the capital structure of the Company as set forth in Section 2.6 of the Plan occurring after the Date of Grant.
4.3Exercise of Repurchase Right. Unless the Company provides written notice to you within 90 days from the date of termination of your Service to the Company that the Company does not intend to exercise its Repurchase Right with respect to some or all of the Unvested Shares, the Repurchase Right shall be deemed automatically exercised by the Company as of the 90th day following such termination, provided that the Company may notify you that it is exercising its Repurchase Right as of a date prior to such 90th day. Unless you are otherwise notified by the Company pursuant to the preceding sentence that the Company does not intend to exercise its Repurchase Right as to some or all of the Unvested Shares, execution of this Agreement by you constitutes written notice to you of the Company’s intention to exercise its Repurchase Right with respect to all Unvested Shares to which such Repurchase Right applies at the time of your termination of Service. The Company, at its choice, may satisfy its payment obligation to you with respect to exercise of the Repurchase Right by either (A) delivering a check to you or wiring funds in the amount of the purchase price for the Unvested Shares being repurchased, or (B) in the event you are indebted to the Company, canceling an amount of such indebtedness equal to the purchase price for the Unvested Shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price. In the event of any deemed automatic exercise of the Repurchase Right by canceling an amount of such indebtedness equal to the purchase price for the Unvested Shares being repurchased, such cancellation of indebtedness shall be deemed automatically to occur as of the date of termination of your Service unless the Company otherwise satisfies its payment obligations. As a result of any repurchase of Unvested Shares pursuant to the Repurchase Right, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and shall have all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Unvested Shares being repurchased by the Company, without further action by you.
4.4Assignment. The Repurchase Right may be assigned by the Company in whole or in part to any persons or organization.
4.5Additional or Exchanged Securities and Property. Subject to the provisions of Section  4.2 above, in the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed or issued with respect to, any Unvested Shares shall immediately be subject to the Repurchase Right. Appropriate adjustments shall be made to the price per share to be paid for Unvested Shares upon the exercise of the Repurchase Right (by allocating such price among the Unvested Shares and such other securities or property), provided that the aggregate purchase price payable for the Unvested Shares and all such other securities and property shall remain the same price that was original payable under the Repurchase Right to repurchase such Unvested Shares. Subject to the provisions of Section 4.2 above, in the event of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, the Repurchase Right may be exercised by the Company’s successor.

5.Non-Transferability of Unvested Shares. In addition to any other limitation on transfer created by applicable securities laws or any other agreement between the Company and you, you may not transfer any Unvested Shares, or any interest therein, unless consented to in writing by a duly authorized representative of the Company. Any purported transfer is void and of no effect, and no purported transferee thereof will be recognized as a holder of the Unvested Shares for any purpose whatsoever. Should such a transfer purport to occur, the Company may refuse to carry out the transfer on its books, set aside the transfer, or exercise any other legal or equitable remedy. In the event the Company consents to a transfer of Unvested Shares, all transferees of Restricted Shares or any interest therein will receive and hold such Restricted Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Repurchase Right. In the event of any purchase by the Company hereunder where the Restricted Shares or interest are held by a transferee, the transferee shall be obligated, if requested by the Company, to transfer the Restricted Shares or interest you for consideration equal to the amount to be paid by the Company hereunder. In the event the Repurchase Right is deemed exercised by the Company, the Company may deem any transferee to have transferred the Restricted Shares or interest to you prior to their purchase by the Company, and payment of the purchase price by the Company to such transferee shall be deemed to satisfy your obligation to pay such transferee for such Restricted Shares or interest, and also to satisfy the Company’s obligation to pay you for such Restricted Shares or interest.
6.Acceptance of Restrictions. Purchase of the Restricted Shares shall constitute your agreement to such restrictions and the legending of your certificates or the notation in the Company’s direct registration system for stock issuance and transfer of such restrictions and accompanying legends set forth in Section 7.1 with respect thereto. Notwithstanding such restrictions, however, so long as you are the holder of the Restricted Shares, or any portion thereof, he or she shall be entitled to receive all dividends declared on and to vote the Restricted Shares and to all other rights of a stockholder with respect thereto.
7.Stop Transfer Orders.
7.1Stop-Transfer Notices. You agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
7.2Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as the owner or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Shares shall have been so transferred.
8.No Rights as Employee, Director or Consultant. You understand that your employment or consulting relationship with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Agreement changes the at-will nature of that relationship. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate your Service, for any reason, with or without Cause.
9.Miscellaneous.
9.1Acknowledgement. The Company and you agree that the Restricted Shares are granted under and governed by the Notice, this Agreement and the provisions of the Plan (incorporated herein by reference). You: (i) acknowledge receipt of a copy of the Plan and the Plan prospectus, (ii) represent that you have carefully read and are familiar with their provisions and the provisions of the Notice and this Agreement, and (iii) hereby accept the Restricted Shares subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and the Restricted Stock Agreement.
9.2Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Restricted Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
9.3Compliance with Laws and Regulations. The issuance of Restricted Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s common stock may be listed or quoted at the time of such issuance or transfer. The Restricted Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
9.4Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in San Mateo County, California or the federal courts of the United States for the Northern District of California and no other courts.
9.5Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.
9.6Notices. Any notice to be given under the terms of the Plan shall be addressed to the Company in care of its principal office, and any notice to be given to you shall be addressed to you at the address maintained by the Company for such person or at such other address as you may specify in writing to the Company. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (c) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (d) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number set forth below the signature lines of this Agreement, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto. Notices to the Company will be marked “Attention: [title].”
9.7U.S. Tax Consequences. Unless an Election (defined below) is made, upon vesting of Restricted Shares, you will include in taxable income the difference between the fair market value of the vesting Restricted Shares, as determined on the date of their vesting, and the price paid for the Restricted Shares. This will be treated as ordinary income by you and will be subject to withholding by the Company when required by applicable law. In the absence of an Election, the Company shall satisfy the withholding requirements as set forth in Section 10 below. If you make an Election, then you must, prior to making the Election, pay in cash (or cash equivalent) to the Company an amount equal to the amount the Company is required to withhold for income and employment taxes.
10.Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares purchased under this award, including the issuance of the Restricted Shares or vesting of such Restricted Shares, the subsequent sale of Restricted Shares and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the award or any aspect of the Restricted Shares to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Company will only recognize you as a record holder of Restricted Shares if you have paid or made, prior to any relevant taxable or tax withholding event, as applicable, adequate arrangements satisfactory to the Company and/or the Employer to satisfy any withholding obligation the Company and/or the Employer may have for Tax-Related Items. In this regard, you authorize the Company and/or the Employer, and their respective agents, at their discretion, to withhold all applicable Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer or by one or a combination of the following methods: (a) payment by you to the Company or the Employer of an amount equal to the Tax-Related Items in cash, (b) having the Company withhold otherwise deliverable Restricted Shares that would otherwise be released from the Repurchase Right when they vest having a value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned Shares having a value equal to the Tax-Related Items to be withheld, (d) withholding from proceeds of the sale of the Restricted Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sale pursuant to this authorization), or (e) any other arrangement approved by the Company and permissible under applicable law; in all cases, under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be a mandatory sale under (d) above (unless the Committee shall establish an alternate method prior to the taxable or withholding event). You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your Participation in the Plan or your purchase of Restricted Shares that cannot be satisfied by the means previously described.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Restricted Shares that would otherwise be released from the Repurchase Right when they vest. If the obligation for Tax-Related Items is satisfied by withholding in Restricted Shares that would otherwise be released from the Repurchase Right when they vest, for tax purposes, you are deemed to have been issued the full number of Restricted Shares, notwithstanding that a number of the Restricted Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you acknowledge that the Company has no obligation to deliver Restricted Shares or proceeds from the sale of Restricted Shares to you or to release Restricted Shares from the Repurchase Right when they vest until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.
11.Section 83(b) Election. You hereby acknowledge that you have been informed that, with respect to the purchase of the Restricted Shares, an election may be filed by you with the Internal Revenue Service, within 30 days of the purchase of the Restricted Shares, electing for United States tax purposes pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the Restricted Shares and their Fair Market Value on the date of purchase (the “Election”). Making the Election will result in recognition of taxable income to you on the date of purchase, measured by the excess, if any, of the Fair Market Value of the Restricted Shares over the purchase price for the Restricted Shares. Absent such an Election, taxable income will be measured and recognized by you at the time or times on which the Company’s Repurchase Right lapses. You are strongly encouraged to seek the advice of your own tax advisors in connection with the purchase of the Restricted Shares and the advisability of filing of the Election. YOU ACKNOWLEDGE THAT IT IS SOLELY YOUR RESPONSIBILITY, AND NOT THE COMPANY’S RESPONSIBILITY, TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF YOU REQUEST THE COMPANY, OR ITS REPRESENTATIVE, TO MAKE THIS FILING ON YOUR BEHALF.
12.Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By acceptance of this Restricted Stock Award, you consent to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Restricted Stock Award. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at [insert email]. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [insert email]. Finally, you understand that you are not required to consent to electronic delivery.
13.Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the Restricted Shares shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or the Committee or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of your Restricted Shares (whether vested or unvested) and the recoupment of any gains realized with respect to your Restricted Shares.
BY ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

RECEIPT
Proterra Inc hereby acknowledges receipt of (check as applicable):
☐ A check or wire transfer in the amount of $_______________
☐ The cancellation of indebtedness in the amount of $_______________
☐ Given by _____________________ as consideration for the book entry in your name or Certificate
No. -__ for ____________ shares of Common Stock of Proterra Inc
☐ Other method as permitted by the Plan and specifically approved by the Board or Committee, and described here: ____________________________________________________________________________________
Dated: _____________________

PROTERRA INC

By:

Its: